Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-262006), as amended, pertaining to the CWB Holdings, Inc. 2015 Stock Option Plan, as amended, and the Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan of our report dated March 23, 2023, with respect to the consolidated financial statements of Charlotte’s Web Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Denver, Colorado
March 23, 2023